SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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                         AGRIBRANDS INTERNATIONAL, INC.

                (Name of Registrant as Specified in Its Charter)

                                      N/A

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     The  following  press  release was issued on December 4, 2000 by Agribrands
International, Inc. A copy of the press release was filed with the Securities and Exchange Commission in a report on Form 8-K.



         AGRIBRANDS INTERNATIONAL, INC. AGREES TO ACQUISITION BY CARGILL

     St. Louis, Missouri, December 4, 2000-- Agribrands International, Inc. (NYSE: AGX) announced today that it entered into an agreement with Cargill, Incorporated ("Cargill") pursuant to which Cargill would acquire all of Agribrands' common stock at a cash price of $54.50 per share (the "Cargill Agreement").

     Under the terms of the Cargill Agreement, Agribrands is permitted to actively solicit other bids for thirty (30) days.

     The Cargill Agreement has been approved by the Agribrands' board of directors upon the recommendation of a committee of its independent directors. The Agribrands Board of Directors determined that the Cargill Agreement (which was unsolicited) was superior to the Ralcorp Merger. Based on that determination, Agribrands elected to terminate the Ralcorp Merger. In accordance with the terms of the Ralcorp Merger, Agribrands has paid to Ralcorp a $5 million termination fee.

     Cargill's $54.50 offer represents a premium of 24.4 percent over Agribrands' trading price on December 1, 2000, and a premium of 50.3 percent over Agribrands' trading price on August 7, 2000, the day prior to Agribrands' announcement of the Ralcorp Merger.

     The Cargill Agreement is conditioned upon, among other things, approval by two-thirds of the Agribrands' stockholders, receipt of a ruling from the Internal Revenue Service that the merger will not impact the tax-free treatment of Agribrands' 1998 spin-off from Ralston Purina, regulatory approvals and other customary conditions. The agreement includes a $10 million termination fee. It is anticipated that the transaction with Cargill will close sometime in April, 2001.

     Wasserstein Perella & Co. advised Agribrands and provided a fairness opinion to the Agribrands' board of directors.

     Agribrands will file with the SEC an 8-K report relating to the transaction, which includes a copy of the Cargill Agreement. Agribrands shareholders are urged to read the report and the Cargill Agreement, which includes important information relating to the transaction. The report and the Cargill Agreement will be available free at the website maintained by the SEC, www.sec.gov.

     Agribrands is a leading international producer and marketer of agricultural animal feeds. Agribrands operates, through its subsidiaries and joint ventures outside the United States, 70 manufacturing plants in 17 countries on four continents. Its agricultural products are marketed outside the United States under the "Purina"(TM) and "Chow"(TM) trademarks and the "Checkerboard"(TM) logo through a network of approximately 4,000 independent dealers, as well as an independent and a direct sales force.

     Cargill  is  a  privately-owned   international  marketer,   processor  and
distributor of agricultural, food, financial and industrial products and services with 85,000 employees in 60 countries. Cargill provides distinctive customer solutions in supply chain management, food applications and health and nutrition.

     This news release contains forward-looking statements within the meaning of
Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. These statements involve risks, uncertainties, estimates and assumptions which are difficult to predict. Therefore, actual events may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and Agribrands undertakes no obligation to publicly update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.